UNITED STATES BANKRUPTCY COURT DISTRICT OF NEW JERSEY	
Caption in Compliance with D.N.J. LBR 9004-2(c) **GENOVA BURNS LLC** 110 Allen Road, Suite 304 Basking Ridge, NJ 07920 Phone: (973) 467-2700 Fax: (973) 467-8126 *Counsel for SITO Mobile Solutions, Inc., SITO Mobile, Ltd., and SITO Mobile R&D IP, LLC.* **DANIEL M. STOLZ** **DONALD W. CLARKE**	
In Re: **SITO MOBILE SOLUTIONS, INC.[1],** Debtor.	Case No.: 20-21436 Judge: Honorable Stacey L. Meisel Chapter: 11
In Re: **SITO MOBILE, LTD.[2],** Debtor.	Case No.: 20-21435 Judge: Honorable Stacey L. Meisel Chapter: 11
In Re: **SITO MOBILE R&D IP, LLC[3],** Debtor.	Case No.: 20-21437 Judge: Honorable Stacey L. Meisel Chapter: 11

SECOND AMENDED
JOINT PLAN OF REORGANIZATION OF SITO MOBILE SOLUTIONS, INC., SITO MOBILE, LTD., AND SITO MOBILE R&D IP, LLC.

[1] The last four digits of the Debtors' Federal Tax Identification Numbers are 3380. The Debtors' corporate headquarters is located at 123 Town Square Place, #419, Jersey City, NJ 07310.
[2] The last four digits of the Debtors' Federal Tax Identification Numbers are 2844. The Debtors' corporate headquarters is located at 123 Town Square Place, #419, Jersey City, NJ 07310.
[3] The last four digits of the Debtors' Federal Tax Identification Numbers are 3182. The Debtors' corporate headquarters is located at 123 Town Square Place, #419, Jersey City, NJ 07310.

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, or commitment, or legally binding obligation of the Debtors, the Estates or the Official Committee of Unsecured Creditors or any other party in interest and this Plan is subject to approval by the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. Prior to the confirmation of this Plan by the Bankruptcy Court, you should not rely on the information contained herein or the terms of this Plan for any purpose.

PLAN OF REORGANIZATION

Debtor/Plan Proponent respectfully submits its Plan of Reorganization pursuant to Chapter 11, Title 11 of the United States Code, in the form annexed hereto and made a part hereof.

SITO MOBILE SOLUTIONS, INC.
SITO MOBILE, LTD.
SITO MOBILE R&D IP, LLC
Debtors-in-Possession and Plan Proponent

By: *\/s/ Thomas Candelaria* .
Thomas Candelaria, CEO

DATED: September 10, 2021

TABLE OF CONTENTS

I.

INTRODUCTION

SITO Mobile Solutions, Inc., SITO Mobile, Ltd., and SITO Mobile R&D IP, LLC (collectively, the "Debtors" or "SITO"), as Debtors and Debtors-in-Possession in the above captioned Chapter 11 Cases, propose this Joint Chapter 11 Plan of Reorganization.

Holders of Claims and Interests should refer to the Disclosure Statement, for a discussion of the Debtors' History, business, and assets, as well as a summary and description of this Plan and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

A. **DEFINED TERMS.** As used in this Plan, capitalized terms have the meanings ascribed them below:

1. **"Actions"** shall mean all actions that a trustee or debtor-in-possession is empowered to bring pursuant to the Code, including, without limitation, any cause of action, lawsuit, adversary proceeding, contested matter, claim objection, Avoidance Action, or right of the Debtor or the Estate against any Person, excluding the IP Litigation Claims.

2. **"Administrative Claim"** means any Claim against the Debtors or their Estates for costs and expenses of administration pursuant to Sections 503(b), 5407(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, and (b) all fees and charges assessed against the Estates, pursuant to §§ 1930 of Chapter 123 of Judicial Code, provided that any Administrative Claim shall expressly exclude any Professional Fee Claim.

3. **"Administrative Claims Bar Date"** means the date that is twenty-one (21) days from service of the Notice of Effective Date or such other date ordered by the Bankruptcy Court.

4. **"Affiliate"** shall mean with respect to any Person, any other Persons that would fall within the definition assigned to such term in section 101(2) of the Code, if such Person was a debtor in a case under the Code.

5. **"Allowed Amount"** shall mean with respect to a Claim, (a) the amount of a Claim that was listed in the Debtors' Schedules as not disputed, contingent or unliquidated, if the holder of such Claim has not filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, or (b) if a holder of a Claim has filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to 3003(c)(3) of the Rules: (i) the amount stated in such proof of claim or in the Schedules if no objection to such proof of claim or amount listed in the Schedules has been interposed within the applicable period of limitation fixed by the Code or Rules, or as otherwise fixed by the Court, or (ii) such amount as shall be fixed by an order of the Court which has become a Final Order, if an objection has been interposed within the applicable period of limitation fixed by the Code, the Rules, or the Court, or (c) with respect to a Fee Request, such amount as shall be fixed by an order of the Court which has become a Final Order. In no event shall the Allowed Amount of any Priority Claim or Unsecured Claim include interest accrued on such Claim after the Filing Date.

6. **"Allowed Claim"** shall mean any Claim that is not a Disputed Claim, or if timely disputed, which has been allowed by Final Order of the Court.

7. **"Allowed Interest"** shall mean any Equity Interest in Debtors which has not been timely disputed, or if timely disputed, which has been allowed by Final Order of the Court.

8. **"Article"** shall mean one of the numbered Articles of the Plan.

9. **"Assets"** shall mean any and all of the right, title, and interest of the Debtors in and to Property of whatever type or nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, claims, causes of action, and any other general intangibles of the Debtors, as the case may be, including, without limitation, Property of the Estates.

10. **"Assumed Contract"** shall mean an Executory Contract (as modified or amended pursuant to the Plan, prior order of the Court, or by agreement of the parties) that is assumed by the Debtors pursuant to the Plan.

11. **"Avoidance Actions"** shall mean any and all Causes of Action to avoid or recover a transfer of property, or avoid an obligation incurred by the Debtors, pursuant to any applicable section of the Bankruptcy Code, including Sections 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, and any other applicable non-bankruptcy law, whether or not litigation has been commenced with respect to such Causes of Action..

12. **"Ballot"** shall mean the ballot accompanying the Disclosure Statement upon which holders of Claims and Interests in each Impaired Class of Claims and Interests that are entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon are to be indicated.

13. **"Ballot Deadline"** shall mean the last day established by order of the Court for filing a Ballot with the Clerk of the Court.

14. **"Bankruptcy Code"** shall mean Title 11 of the United States Code.

15. **"Bankruptcy Court"** shall mean the United States Bankruptcy Court for the District of New Jersey having jurisdiction over these Chapter 11 cases, or any other Court having jurisdiction over these Chapter 11 cases, including, to the extent of the withdrawal of reference under 28 U.S.C. §157, the United States District Court for the District of New Jersey.

16. **"Bankruptcy Rules"** shall mean the Federal Rules of Bankruptcy Procedure, promulgated under Section 2075 of the Judicial Code, and the general, local and chambers rules of the Bankruptcy Court.

17. **"Bar Date"** shall mean the last date for creditors and holders of Interests to have filed proofs of Claims or Interests in the Case, **December 17, 2020**.

18. **"Business Day"** shall mean any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)(6)).

19. **"Cases"** shall mean the Chapter 11 bankruptcy cases, styled *In re: SITO Mobile Solutions, Inc.,* Case No. 20-21436 SLM, *In re: SITO Mobile, Ltd.*, Case No. 20-21435 SLM and *In re: SITO Mobile R&D IP, LLC*, Case No. 20-21437 SLM pending before the Court.

20. **"Cash"** shall mean legal tender of the United States of America.

21. **"Causes of Action"** shall mean any of the Debtors' or the Estates' action, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, guarantee, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, know, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment under contract or for breaches of duties imposed by law or in equity; (b) any Avoidance Action;; (c) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in Section 558 of the Bankruptcy Code; and (d) any state law fraudulent transfer claim; (e) any claim based on breach of fiduciary duty, violation of local, state, or federal law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence, and *subject, however*, to any releases or exculpations provided in this Plan, the Confirmation Order, or any other Final Order of the Bankruptcy Court. For the avoidance of doubt, the Causes of Action shall not include any Causes of Action against Exculpated Parties for which exculpation is provided for under this Plan or the IP Litigation Claims.

22. **"Claim"** shall mean (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, unmatured, disputed, undisputed,

legal, equitable, secured, or unsecured; (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; (c) without limiting the generality of the foregoing, all Administrative Claims, Priority Claims, Secured Claims, and Unsecured Claims, and all claims as defined in Section 101(5) of the Bankruptcy Code.

23. **"Claims Bar Date"** shall mean the date or dates established by the Bankruptcy Court by which Proofs of Claim must be Filed.

24. **"Class"** shall mean pursuant to Section 1122(a) of the Bankruptcy Code, a class of Claims against or Interest in the Debtors as set forth as Article III of this Plan.

25. **"Collateral"** shall mean any property or interest in Property of the Estate of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Code or otherwise is invalid under the Code or applicable state law.

26. **"Confirmation"** shall mean the entry by the Court of the Confirmation Order.

27. **"Confirmation Date"** shall mean the date on which the Clerk of the Court enters the Confirmation Order on the Docket.

28. **"Confirmation Hearing"** shall mean the hearing held by the Court to consider P;F Confirmation of the Plan pursuant to section 1128 of the Code.

29. **"Confirmation Order"** shall mean the order entered by the Court confirming the Plan, which shall contain such provisions as the Proponent desires and shall otherwise be in a form and substance satisfactory to the Proponent.

30. **"Consummation"** shall mean the occurrence of the Effective Date.

31. **"Court"** shall mean the United States Bankruptcy Court for the District of New Jersey, including any Bankruptcy Judge thereof, and any court having competent jurisdiction to hear appeals from the Bankruptcy Judges thereof.

32. **"Creditor"** shall mean any Person holding a Claim or Interest, including Administrative Claimants and Claims of the kind specified in sections 502(b), 502(h), and 502(i) of the Code, and such Person's heirs, successors, assigns, executors, and personal representatives.

33. **"Creditors Committee"** shall mean the Official Committee of Unsecured Creditors formed by the Office of the United States Trustee in these Chapter 11 cases.

34. **"Debtors" or "Debtors-in-Possession"** shall mean SITO Mobile Solutions, Inc., SITO Mobile, Ltd. and SITO Mobile R&D IP, LLC. Any reference to the "Debtors" shall also include the Debtors in their capacity as debtors-in-possession in the Case, and vice-versa.

35. **"DIP Claim"** shall mean the claim arising under or as a result of the DIP Facility.

36. **"DIP Documents"** shall mean any of the DIP Orders including promissory notes attached thereto between the Debtors and Gavin Scotti, Stephen Baksa, and/or Hiroaki Aoyama.

37. **"DIP Facility"** shall mean the financing facilities available pursuant to the terms of the DIP Orders.

38. **"DIP Lender"** shall mean Gavin Scotti, Stephen Baksa and Hiroaki Aoyana.

39. **"DIP Orders"** shall mean, collectively the interim debtor-in-possession orders entered at Docket Nos. 61, 99, and 180, and any other interim or Final Order entered by the Bankruptcy Court authorizing the Debtors to obtain post-petition financing.

40. **"Disbursing Agent"** shall mean Daniel M. Stolz, Esq., who shall, *inter alia*, effectuate this Plan and receive, hold and make distributions pursuant to the provisions of this Plan, and the Confirmation Order.

41. **"Disclosure Statement"** shall mean the Disclosure Statement filed by the Proponent in connection with the Plan and approved by the Court for submission to Creditors as the same may be amended from time to time.

42. **"Disputed Amount"** shall mean with respect to a particular Disputed Claim, that amount which is equal to the difference, if any, between the Face Amount of such Claim and the amount, if any, of such Claim which the party objecting thereto concedes.

43. **"Disputed Claim"** shall mean any Claim for which an Allowed Amount has not yet been determined, and with respect to which an objection has been interposed pursuant to Section 5.05 of this Plan or otherwise, or such other dates as may be fixed by the Court and which objection has not been withdrawn or determined by a Final Order, or which is listed on the Schedules as disputed, contingent or unliquidated.

44. **"Disputed Claims Reserve"** shall have the meaning set forth in Section 4.08 of the Plan.

45. **"Disputed Interest"** shall mean any Interest which has not yet been allowed and with respect to which an objection has been interposed on or prior to the Confirmation Date or such other date fixed by the Court and which objection has not been withdrawn or determined by a Final Order, or which is listed on the Schedules as disputed, contingent or unliquidated.

46. **"Distribution Date"** shall mean, with respect to (a) any Claim that is Allowed as of the Effective Date, the date that is as soon as reasonably practicable after the Effective Date; or (b) any Claim that is Allowed after the Effective Date, a date as soon as reasonably practicable after the date on which such claim becomes Allowed.

47. **"Docket"** shall mean the docket maintained in the Case by the Clerk of the Court.

48. **"Effective Date"** shall mean with respect to the Plan, the date that is a Business Day, selected by the Plan Proponents, on which (a) the conditions to the occurrence of the Effective Date have been met or waived in accordance with the Plan, and (b) no stay of the Confirmation Order is in effect. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

49. **"Entity"** shall mean an entity as such term is defined in Section 101(15) of the Bankruptcy Code.

50. **"Estate"** shall mean the Estate created in the Case pursuant to section 541 of the Code.

51. **"Exculpated Claim"** shall mean any Cause of Action arising during the period commencing on the Petition Date through the closing of the Chapter 11 Case, related to any act or omission derived from, based upon, related to or arising from (a) the Chapter 11 Case; (b) the formulation, preparation, dissemination, or negotiation of any document in connection with the Chapter 11 Case, the Disclosure Statement, the Plan, and/or any supplements or amendments thereto; (c) the formulation, preparation, or negotiation of any documents with respect to, or the consummation of, any disposition or settlement of the Debtors' assets during the Chapter 11 Case; (d) any contract, instrument, release, and/or agreement or document created or entered into in connection with the foregoing subsections (a), (b), (c) and (e), the pursuit of consummation, and/or (f) the filing, administration, and/or administration of the Chapter 11 Case, the Plan, or the distribution of property in connection therewith or thereunder.

52. **"Exculpated Party"** shall mean each of: (a) the Debtors; (b) the Official Committee of General Unsecured Creditors ("Creditors Committee"); (c) the members of the Creditors Committee, solely in their capacity as such; (d) the DIP Lenders and Plan Funders; and (e) with respect to the each of the foregoing Entities in clauses (a) and (b), such Entities, current offers and directors, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns, but only to the extent that such party served in such capacity during the Chapter 11 Case.

53. **"Executory Contract"** shall mean a contract or unexpired lease to which the Debtors are a party and that is executory within the meaning of section 365 of the Code.

54. **"Exit Funding"** shall mean the funds advanced by the Plan Funders under the Plan Funding Agreement attached to the Disclosure Statement, which will not include the DIP Facility.

55. **"Face Amount"** shall mean with respect to a particular Claim, (a) if the holder of such Claim has not filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, the amount of such Claim that was listed in the Schedules as not disputed, contingent or unliquidated; or (b) if the holder of such Claim has filed a proof of claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Rules, the amount stated in such proof of claim, or

(c) with respect to a Fee Request, the net amount to which the applicant would be entitled if its application were to be granted in full.

56. **"Fee Request"** shall mean an application or request for payment by the Estate of fees, compensation for services rendered or reimbursement of expenses, pursuant to Rule 2016 of the Rules or other applicable provision of the Code or the Rules.

57. **"File or Filed"** shall mean file or filed with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

58. **"Filing Date"** shall mean **October 8, 2020**, the date on which the Debtors commenced the Cases by filing voluntary petitions under Chapter 11 of the Code.

59. **"Final Distribution"** shall mean the distribution under this Plan which, (a) after giving effect to such distribution, results in remaining assets held by the Distribution Agent, including cash, of a value of less than $500.00, or (b) the Bankruptcy Court determines that such distribution is the Final Distribution.

60. **"Final Order"** shall mean an order or judgment of the Court as entered on the Docket that has not been reversed, stayed, modified, or amended. So long as such order has not been reversed, stayed, modified or amended, neither the filing or pendency of (i) a notice of appeal; motion for leave to appeal, motion for an extension of the time to file a notice of appeal or leave to appeal under Federal Rule of Bankruptcy Procedure 8002(d); (ii) motion for reconsideration or rehearing or extension of the time in which to file a notice of appeal or motion for leave to appeal or motion for stay of such order; nor (iii) motion or other pleading seeking relief of any kind from the Bankruptcy Court or any other court with respect to such order, shall derogate from such order becoming a Final Order.. If any provision of the Plan requires the entry of a Final Order as a condition to the occurrence or performance of an act, the Proponent may waive such requirement in accordance with the Plan.

61. **"General Unsecured Claim"** shall mean any Claim against the Debtors that is (i) neither Secured nor entitled to priority under the Bankruptcy Code or an Order of the Bankruptcy Court, and (ii) not an Administrative Claim, a Professional Fee Claim, a DIP Claim, a Priority Tax Claim, a Secured Tax Claim, and Other Priority Claim, and Other Secured Claim, a Subordinated Claim, Noteholder Claim, or an Interest.

62. **"Governmental Claim"** shall mean any Claim against the Debtors, Filed by a Governmental Unit.

63. **"Governmental Unit"** shall mean a governmental unit as defined in Section 101(27) of the Bankruptcy Code.

64. **"Impaired"** shall mean an Allowed Claim or Interest that is Impaired within the meaning of section 1124 of the Code.

65. **"Insured Claim"** shall mean that portion of any Claim arising out of an incident or occurrence alleged to have occurred prior to the Effective Date: (i) as to which any insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of any Insurance Policy, and/or any non-bankruptcy law, to pay any judgment, settlement or contractual obligation with respect to the Debtors, or (ii) that any Insurer otherwise agrees to pay as part of any settlement or compromise of a claim made under the applicable Insurance Policy.

66. **"Insurer"** shall mean any company or other entity that issued, or is responsible for, an Insurance Policy under which the Debtors could have asserted or did assert, a right to coverage for any Claim.

67. **"Insurance Policy"** shall mean any policy of insurance and related agreements under which the Debtors could have asserted, or did assert, or may in the future assert, a right to coverage for any Claim.

68. **"Insider(s)"** shall mean those Persons defined in section 101(31) of the Code.

69. **"Interest"** shall mean any Equity Interest in the Debtors.

70. **"Interim Compensation Order"** shall mean the allowance or payment of any interim compensation and reimbursement of expenses of professionals retained pursuant to Order of this Court.

71. **"IP Litigation Claims"** shall mean all claims for patent infringement Debtors has asserted or shall assert against third-parties in United States District Courts throughout the country, all licensing of Debtors' patents to third-parties for monetary consideration, and any other actions, steps or tactics Debtors employ to generate revenue from third-parties based on Debtors' assertion of its patent rights.

72. **"IP Litigation Distributable Proceeds"** shall mean all actual proceeds from the IP Litigation Claims (except those funds held in connection with the *Order Authorizing the Settlement and Patent License Agreement with FloSports, Inc.* [Doc 186]), net of any allowed amounts used to pay contractual contingent fees, costs, and expenses incurred in the prosecution and/or settlement of the IP Litigation Claims.

73. **"Judicial Code"** shall mean Title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

74. **"Late Filed Claim"** shall mean a Claim filed after the Bar Date.

75. **"Lien"** shall mean a charge against or interest in any item of Property of the Estate to secure payment of a debt or performance of an obligation.

76. **"Local Rules"** shall mean the Local Rules of the United States Bankruptcy Court for the District of New Jersey.

77. **"Net Litigation Proceeds"** shall mean the (i) IP Litigation Distributable Proceeds, and (ii) all actual proceeds of the Actions, less reasonable attorneys' fees, costs and related expenses.

78. **"Net Litigation Proceeds Noteholder Payment"** shall mean the $2,539,243.00 Cash from the Net Litigation Proceeds; *provided that* such payment shall only occur after the payment of the Initial Class 3 Distribution, the Exit Funding, and the Second Class 3 Distribution (as defined in Article 3.03).

79. **"Notes"** shall mean the pre-petition convertible notes with outstanding principal and unpaid interest in the amount of $4,955,651.00 issued by the Noteholders pursuant to those certain prepetition indentures executed on March 31, 2020.

80. **"Noteholders"** shall mean, collectively, the individuals identified in the Disclosure Statement who provided pre-petition funding to the Debtors pursuant to the Notes.

81. **"Noteholder Claims"** shall mean all Claims of Noteholders arising under the Notes.

82. **"Notice of Effective Date"** shall mean a notice to be Filed with the Bankruptcy Court by the Debtors upon the occurrence of all of the conditions to Confirmation and Consummation set forth in the within Plan.

83. **"Other Priority Claims"** shall mean a Claim (other than an Administrative Claim or Priority Tax Claim) that is entitled to priority under section 507 of the Code.

84. **"Person"** shall mean any individual, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, institution, entity, LLC, or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body, political subdivision or department thereof).

85. **"Petition Date"** shall mean the Filing Date.

86. **"Plan"** shall mean the within Joint Plan of Reorganization in its present form or as it may be modified, amended, or supplemented from time to time.

87. **"Plan Administrator"** shall mean Daniel M. Stolz, Esq.

88. **"Plan Funders"** shall mean the parties identified in the Disclosure Statement who are providing the Exit Funding set forth in the Exit Funding Agreement attached to the Disclosure Statement.

89. **"Plan Funding"** shall mean the funding set forth in Article 5.02 of this Plan.

90. **"Plan Funding Agreement"** attached to the Disclosure Statement submitted herewith as Exhibit "A".

91. **"Plan Funding Warrants"** shall mean the warrants issued to the Plan Funders pursuant to the Plan Funding Agreement, granting the Plan Funders the right to acquire Common Stock of SITO Mobile, Ltd., subject to the terms and conditions set forth in the Form of Warrant annexed to the Plan Funding Agreement.

92. **"Plan Proponents"** shall mean the Debtors.

93. **"Post-Confirmation Administrative Claim"** shall mean a Claim for services rendered or expenses incurred after the Confirmation Date in connection with the Case.

94. **"Priority Claims"** shall mean a Claim (other than an Administrative Claim or Priority Tax Claim) that is entitled to priority under section 507(a) of the Code.

95. **"Priority Tax Claim"** shall mean a Claim (other than an Administrative Claim or Priority Claim) that is entitled to priority under section 507(a)(8) of the Code.

96. **"Pro Rata"** shall mean proportionately, so that the ratio of the amount of consideration distributed to an account of a particular Allowed Claim to the Allowed Amount of such Claim is the same as the ratio of the amount of consideration distributed on account of all Allowed Claims of the Class in which the particular Claim is included to the amount of all Allowed Claims of that Class, unless otherwise defined in the Plan. Whenever a Disputed Claim has not been finally resolved, an appropriate reserve for payment of such Disputed Claim shall be established so that there will be sufficient consideration available to make a Pro Rata Distribution to the holder of such Disputed Claim upon final resolution of the dispute.

97. **"Professional"** shall mean any professional employed in this Case pursuant to sections 327, 328 or 1103 of the Code or otherwise pursuant to an order of the Court.

98. **"Professional Fee and Expense Claim"** shall mean a Claim for any accrued, but unpaid fees and expenses owed to a Professional pursuant to such Professionals' engagement or otherwise under Sections 328, 330, 331, 503(b), 1103, or 503 of the Bankruptcy Code on or after the Petition Date through and including the Effective Date; *provided* that any such Professional Fee Claim shall be reduced by the amount of any retainer held by such Professional.

99. **"Professional Fee Claim Reserve"** shall mean the reserve established under the Confirmation Order and maintained pursuant to the terms of this Plan and the Confirmation Order to be distributed to holders of allowed Professional Fee and Expense Claims and estimated Post-Confirmation Administrative Claims, including Post-Confirmation Professional Fee Claims.

100. **"Property of the Estate"** shall mean the property of the Debtors as defined in section 541 of the Code.

101. **"Proponent"** shall mean the Debtors.

102. **"Quarterly Distribution Date"** means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

103. **"Rejected Contract"** shall mean an Executory Contract that is rejected at any time during this Case or pursuant to the Plan.

104. **"Rejection Claim"** shall mean a Claim arising under section 502(g) of the Code in its Allowed Amount.

105. **"Rules"** shall mean the Federal Rules of Bankruptcy Procedure.

106. **"Schedules"** shall mean the Schedules of assets and liabilities originally filed by the Debtors with the Court and as the same may be amended from time to time by the Debtors.

107. **"Section"** shall mean a numbered subsection of any Article of the Plan.

108. **"Secured Claim"** shall mean a Claim secured by a Lien on property in which the Estate has an interest or that is subject to set-off under section 553 of the Code to the extent of the value of the interest attributable to such Claim in the Estate's interest in such property or to the extent of the amount subject to set-off.

109. **"Secured Creditor"** shall mean the holder of a Secured Claim.

110. **"Secured Tax Claims"** shall mean ad valorem taxes assessed against any real property owned by the Debtors in the ordinary course of its business.

111. **"Securities Act"** shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

112. "**Substantial Consummation"** shall mean that the Plan shall be deemed to be substantially consummated in accordance with sections 1101 and 1127(b) of the Code.

113. **"Substantive Consolidation"** shall mean the consolidation of the assets and liabilities of SITO Mobile Solutions, Inc., SITO Mobile, Ltd., and SITO Mobile R&D IP, LLC for the purposes of this Plan and these bankruptcy proceedings, but for no other purpose.

114. **"Unclaimed Property"** shall mean any distribution to any Creditor under this Plan that is unclaimed sixty (60) days following the date of such distribution under this Plan.

115. **"Unclaimed Property Reserve"** shall mean any Unclaimed Property reserved for a period sixty (60) days by the Distribution Agent, on behalf of holders of Unclaimed Property.

116. **"Unexpired Lease"** shall mean a lease to which the Debtor is a party that subject to assumption or rejection under Section 365 of the Bankruptcy Code.

117. **"Unimpaired"** shall mean an Allowed Claim or Allowed Interest that is not Impaired within the meaning of section 1124 of the Code.

118. **"Unsecured Claim"** shall mean a Claim other than a Secured Claim, a Priority Claim, a Priority Tax Claim, or an Administrative Claim.

119. **"Unsecured Creditor"** shall mean the holder of an Unsecured Claim.

120. **"U.S. Trustee"** shall mean the United States Trustee for Region 3.

121. **"Voting Deadline"** shall 4:00 p.m., E.T. on August 9, 2021.

Rules of Construction and Interpretation

The following rules of construction shall be applicable for all purposes of the Plan unless the context clearly requires otherwise:

(a) The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

(b) Words of masculine, feminine, or neutral gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice-versa.

All article, section, and exhibit or appendix captions are used for convenience and reference only, and shall not in any way define, limit, or describe the scope or intent of, or in any way affect, any such article, section, exhibit, or appendix.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS:
ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS
AND UNITED STATES TRUSTEE'S FEES

The following Administrative Claims, Priority Tax Claims and United States Trustee's Fees are unclassified under the Plan and will be treated as follows:

2.01. Allowed Administrative Claims.

Administrative Claims are Claims constituting a cost or expense of the administration of the Case allowed under sections 503(b) and 507(a)(2) of the Code. Such Claims include any actual and necessary costs and expenses of preserving the Estate of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors-in-Possession, any indebtedness or obligations incurred or assumed by the Debtors-in-Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330, 331 or 503 of the Code, all costs associated with the cure of any executory contracts and unexpired leases between the Debtors and any Person, and any fees or charges assessed against the Estate of the Debtors under section 1930 of title 28 of the United States Code, and all costs associated with the fulfillment or cure of any regulatory requirements and/or complaints imposed by any federal, state, or local governmental entity or authority, and all costs associated with any borrowings or other financings furnished to or for the Debtors for use toward the fulfillment or payment of any such regulatory requirements or complaints or the costs thereof.

Except as otherwise provided in the Plan, and except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim by Final Order, or as soon thereafter as is reasonably practicable.

A. Professional Fee and Expense Claims

All payments to Professionals for Professional Fee and Expense Claims will be made in accordance with the procedures established by the Code, the Rules and the Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. All final requests for payment of Professional Fee and Expense Claims for services rendered through the Confirmation Date and reimbursement of expenses must be filed no later than 60 days after the Confirmation Date. The Court will review and determine all applications for compensation for services rendered and reimbursement of expenses. The reorganized Debtors or

the Plan Administrator, as may be applicable, shall promptly pay the amount of Allowed Professional Fee and Expense Claims to such Professionals in Cash when such Claims are Allowed by entry of an order of the Bankruptcy Court.

As soon as practicable following the Confirmation Date, the Debtors will establish and fund the Professional Fee Reserve, which shall be funded in the amount of the accrued but unpaid fees and expenses and the estimated unbilled fees and expenses incurred through the Effective Date; *provided* that the Professionals (including the Plan Administrator) shall promptly provide to the Debtors a reasonable and good-faith estimate of their Professional Fee and Expense Claim through the Effective Date. The Professional Fee Reserve shall be maintained by the Plan Administrator in trust solely for the Professionals. Such funds shall not be considered the property of the Estates of the Debtors or the reorganized Debtors. When all such Allowed Professional Fee and Expense Claims have been paid in full, any remaining amount in the Professional Fee Reserve shall be released to the reorganized Debtors.

B. Post-Petition Loans by Gavin Scotti, Stephen Baksa, and/or Hiroaki Aoyama

Pursuant to the DIP Orders, the Debtors were authorized to borrow funds during this Chapter 11 case, on a superpriority administrative basis from Gavin Scotti, Stephen Baksa and/or Hiroaki Aoyama. The funds borrowed from Gavin Scotti, Stephen Baksa and/or Hiroaki Aoyama have been utilized to pay operating expenses of the Debtors throughout these Chapter 11 proceedings.

Gavin Scotti and Stephen Baksa have agreed to provide Exit Funding for the Plan of Reorganization, pursuant to a Plan Funding Agreement annexed to the Disclosure Statement. Pursuant to the Plan Funding Agreement, the post-petition funding provided under the DIP Documents shall not be repaid on the Effective Date of this Plan, but instead shall be converted to common stock at $0.18 per share, pursuant to the provisions of this Plan and the Plan Funding Agreement.

2.02. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim under section 507(a)(8) of the Code has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim by Final Order, or as soon thereafter as is reasonably practicable. The following Priority Tax Claims have been filed, although the Debtors reserve their rights to dispute these claims.

Claim No. / Schedule	Creditor	Amount	Disposition
5	Internal Revenue Service	$27,146.70	
6	State of NY Dept of Labor	$221.51	
10	NYS Workers Comp Board	$14,000.00	
17	State of NJ Division of Employer Accts	$9,024.05	
18	Texas Comptroller of Public Accts	$1,103.61	
19	State of NJ Division of Taxation	$6,550.77	
20	State of NJ Dept of Labor	$956.74	
22	WA Dept of Revenue	$2,172.14	
33 (Ltd)	Texas Comptroller of Public Accts	$1,655.97	
35 (Ltd)	State of NJ Division of Taxation	$26,232.04	

2.03. United States Trustee's Fees.

The Debtors shall pay the United States Trustee the sum required pursuant to 28 U.S.C. §1930(a)(6) through Confirmation on the Effective Date. The Debtors shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. §1930(a)(6) for post-Confirmation periods within the time periods set forth in 28 U.S.C. §1930(a)(6), until the earlier of the closing of this Case by the issuance of a Final Decree by the Court, upon the entry of an order of this Court dismissing this Case, or upon entry of an order converting this Case to another chapter under the Code, and the Debtors shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating disbursement for the relevant period(s).

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

For purposes of this Plan, Claims against, and Interests in, the Debtors shall be classified as follows:

Class	Description	Status	Voting Status
Class 1	Allowed Other Priority Claims	Unimpaired	No. Deemed to Accept.
Class 2	Noteholder Loans	Impaired	Yes
Class 3	Allowed Unsecured Claims	Impaired	Yes

Class 4	Allowed Equity Interests	Unimpaired	No. Deemed to Accept.

TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

3.01. Class 1. Allowed Other Priority Claims.

(a) Description. The Bankruptcy Code limits priority for employee claims to amounts that became due within 180 days of the bankruptcy filing and caps the priority amount at the sum of $13,650.00. To the extent an employee asserts a claim in excess of the foregoing priority limitations, the balance of their claim will be deemed a Class 3 General Unsecured Claim.

(b) Treatment. Each holder of an Allowed Class 1 Claim shall receive, in full satisfaction, release and exchange for such Claim, Cash in an amount equal to the amount of such Allowed Other Priority Claim in accordance with section 1129(a)(9) of the Code on the later of the Effective Date or the date such Claim becomes an Allowed Class 1 Claim, or as soon thereafter as is reasonably practicable. Based on the Debtors' current analysis and estimation, the claims listed below comprise the extent of the Debtors' allowable Class 1 claims. Claims not included in the list below are subject to expungement, reduction, or reclassification.

Scheduled/ Claim No.	**Creditor**	**Expected Allowed Amount**	**Full Amount**
2	Ernest Antonio Grijalva Jr.	$727.15	$1,300.00
Scheduled	Lindsey McKenna	$327.48	$3,600.00

(c) Impairment. The Class 1 Claims are Unimpaired.

3.02. Class 2. Noteholder Claims.

(a) Description. Prior to the Chapter 11 filing, the Noteholders entered into certain pre-petition transactions with the Debtors, pursuant to which those creditors advanced funds to the Debtors and in return, received the Notes. The Debtors and Creditors Committee have disputed whether these note obligations are validly secured by assets of the Debtors. For the purposes of the within Plan, the Noteholder Claims are being treated as unsecured claims.

(b) Treatment. Class 2 Creditors will receive the following treatment of their Claims:

a. Upon the Effective Date of the Plan and the transfer of the Exit Funding to the Plan Administrator, the sum of $2,416,408.00 of the Allowed Amount of the

Class 2 Claims shall be converted to Common Stock of SITO Mobile, Ltd., on a pro rata basis, at a price of $0.18 per share;

b. Following repayment of the Plan Funding and the Initial and Second Class 3 Distribution, Class 2 Noteholders shall receive their pro rata share of the Net Litigation Proceeds until Class 2 Noteholders have received in full the balance of their claims, after the conversion of $2,416,408.00 in stock, in the total amount of $2,539,243.00.

(c) Impairment. The Class 2 Claims are Impaired.

3.03. Class 3. Allowed General Unsecured Claims.

(a) Description. Class 3 consists of Allowed General Unsecured Claims. The Allowed General Unsecured Claims are any Claims, including, without limitation, Claims arising from the rejection of executory contracts and unexpired leases, not an Administrative Claim, a Priority Tax Claim, Other Priority Claim, a Secured Claim, a Noteholder Claim or an Interest.

(b) Treatment. Holders of Allowed General Unsecured Claims in Class 3 shall receive:

A pro rata distribution, on the Effective Date of the Plan, equivalent to 20% of the amount of their allowed claim (the "Initial Class 3 Distribution"). After the Initial Class 3 Distribution, all Net Litigation Proceeds shall be utilized to pay the Exit Funding, on the terms set forth on the Plan Funding Agreement. Following the repayment of the Exit Funding, Class 3 creditors shall receive all Net Litigation Proceeds until all unsecured creditors have received payment of 60% of their allowed claims (the "Second Class 3 Distribution"). Following the Second Class 3 Distribution, Class 2 Noteholders shall receive up to $2,539,243.00 of the remaining Net Litigation Proceeds. Following payment of the Exit Funding, the Initial Class 3 Distribution, the Second Class 3 Distribution, and the cash distribution to Class 2 Noteholders, any remaining Net Litigation Proceeds will be split evenly between the reorganized Debtors and Class 3 Creditors, until Class 3 Creditors have received 100% of the principal amount of their allowed claims, without interest.

(c) Impairment. The Class 3 Claims are Impaired.

3.04. Class 4. Allowed Interests.

(a) Description. Class 4 consists of Allowed Interests.

(b) Treatment. The holders of Allowed Class 4 Interests shall retain the same stock ownership in SITO Mobile, Ltd. as they owned as of the Petition Date.

(c) Impairment. The Class 4 Interests are Unimpaired.

ARTICLE IV

ADDITIONAL PROVISIONS REGARDING THE PLAN AND VOTING

4.01. Special Provision Governing Claims that are not Impaired.

Exception as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors' rights in any respect regarding any Claims or Interests that are not Impaired, including all rights of the Debtors with respect to legal and equitable defenses to, or setoffs or recoupments against any such Claims or Interests that are not Impaired.

4.02. Confirmation Pursuant to Sections 1129(a)(1) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied, for purposes of Confirmation, by acceptance of the Plan by at least one Impaired Class of Claims. The Plan Proponents shall seek Confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Plan Proponents reserve the right to modify the Plan in accordance with the provisions of this Plan, to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

4.03. Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatment under the Plan take into account and perform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principals of equitable subordination, Section 510 of the Bankruptcy Code, or otherwise. Pursuant to Section 510 of the Bankruptcy Code, Plan Administrator reserves the right to request that the Bankruptcy Court reclassify any Allowed Claim or Interest, in accordance with any contractual, legal, or equitable subordination relating thereto.

4.04. Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes.

Any Class of Claims, that does not have a holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily allowed by the Bankruptcy Court, in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Section 1129(a)(8) of the Bankruptcy

Code. If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

4.05. Controversies Concerning an Impairment.

If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

4.06. Acceptance or Rejection of the Plan.

(a) Voting Classes. Classes II and III are entitled to vote on the Plan. Classes I and IV are Unimpaired and deemed to have accepted the Plan.

4.07. Method of Distribution Under the Plan.

(a) Subject to Bankruptcy Rule 9010, and except as otherwise provided in this section of the Plan, all Distributions under the Plan shall be made by the Plan Administrator to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Effective Date unless the Debtor or the Plan Administrator have been notified in writing of a change of address, including by the filing of a proof of Claim by such holder that provides an address different from the address reflected on the Schedules.

(b) Any payment of Cash made by the Plan Administrator pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer.

(c) Any payment or Distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(d) No payment of Cash less than one hundred dollars ($100.00) shall be made to any holder of a Claim unless a request therefor is made in writing to the Plan Administrator, or unless the Distribution is a final Distribution.

(e) When any Distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in a Distribution that is not a whole number, the actual Distribution shall be rounded as follows: (i) fractions of ½ or greater shall be rounded to the next higher whole number, and (ii) fractions of less than ½ shall be rounded to the next lower whole number. Cash to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided in this Section 5.03(e) of the Plan.

(f) Any Distributions of Cash or other property under the Plan which are unclaimed for a period of six (6) months after the Distribution Date shall be vested in the Plan Administrator

for Distribution in accordance with the Plan and any entitlement of any holder of any Claim to such Distributions shall be extinguished and forever barred.

(g) At the close of business on the Effective Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtor and the Disbursing Agent shall have no obligation to recognize any transfer of any Claims occurring after the Effective Date; provided, however, that the foregoing will not be deemed to prohibit the sale or transfer of any Claim prior to the Effective Date. The Debtor and the Plan Administrator shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders as of the close of business on the Effective Date.

4.08. Distributions Withheld for Disputed General Unsecured Claims

(a) Establishment and Maintenance of Reserve

On any Distribution Date, the Plan Administrator shall reserve from the Distributions to be made on such dates to the holders of Allowed Claims, an amount equal to one-hundred percent (100%) of the Distributions to which holders of Disputed Claims would be entitled under the Plan as of such dates if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts or as estimated by the Debtor or the Court in accordance with Section 4.12 of the Plan (the "Disputed Claims Reserve").

(b) Property Held in Disputed Claims Reserve

Cash in the Disputed Claims Reserve shall (together with all other accretions or distributions thereon) be held in trust by the Plan Administrator for the benefit of the potential recipients of such Cash.

(c) Distributions Upon Allowance of Disputed General Unsecured Claims

The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the any Distribution Date shall receive Distributions of Cash and any other consideration from the Disputed Claims Reserve from the Plan Administrator within thirty (30) days following the date on which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order. Such Distributions shall be made in accordance with the Plan.

(d) Expenses of Disputed Claims Reserve

Except as otherwise ordered by the Court, the amount of any reasonable expenses incurred by the Plan Administrator on or after the Effective Date with respect to the Disputed Claims Reserve shall be paid from Property of the Estate otherwise available for Distributions under the Plan.

4.09. Procedures for Allowance or Disallowance of Disputed Claims

(a) Objections to and Resolution of Administrative Claims and Claims

Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Code, the Debtor or the Plan Administrator, as the case may be, shall have the exclusive right to make and file objections to Administrative Claims and Claims subsequent to the Effective Date. All objections shall be litigated to Final Order. From and after the Effective Date, the Plan Administrator shall have the authority to compromise, settle, otherwise resolve or withdraw any of their objections without approval of the Court, except as otherwise provided herein. Unless otherwise ordered by the Court, the Debtor or the Plan Administrator, as the case may be, shall file all objections to Claims and serve such objections upon the holder of the Claim as to which the objection is made as soon as is practicable, but in no event later than the Effective Date or such later date as may be approved by the Court. The Debtor or the Plan Administrator reserve the right to object to Administrative Claims as such claims arise in the ordinary course of business. All costs and expenses relating to the investigation and prosecution of Disputed Claims from and after the Effective Date shall be paid out of the Assets of the Estate otherwise available for Distribution pursuant to this Plan.

(b) No Distribution Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is disputed, the full amount of such Claim shall be treated as a Disputed Claim for purposes of this Plan, and no payment or Distribution provided under the Plan shall be made on account of such unless and until such Disputed Claim becomes an Allowed Claim (in whole or in part).

(c) Disallowed Claims

All Claims or Interests held by Persons against whom the Debtors or the Plan Administrator has commenced an Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Code, shall be deemed "disallowed" Claims or Interests pursuant to section 502(d) of the Code and holders of such Claims or Interests shall not be entitled to vote to accept or reject the Plan. Claims or Interests that are deemed disallowed pursuant to this Section 5.05(c) of the Plan shall continue to be disallowed for all purposes until the Action against such party has been settled or resolved by Final Order and any sums due to the Estates or the Plan Administrator from such party have been paid.

4.10. Timing of Distributions

(a) Initial Distribution Date

Within ten business days of the Effective Date, the Plan Administrator shall make the Initial Class 3 Distribution to holders of Allowed Class 3 Claims.

(b) Quarterly Distribution Date

On each Quarterly Distribution Date, or as soon thereafter as is reasonably practicable, the Plan Administrator shall make distributions, as applicable, to the Plan Funders consistent with the Plan Funding Agreement, or to holders of Allowed Claims from funds available in the Segregated Accounts; *provided that* the Plan Administrator, in his sole discretion, may make distributions at times other than the Quarterly Distribution Date where such distributions reduce the interest expense and/or administrative costs associated with distribution. Within 14 days after each Quarterly Distribution Date, Plan Administrator shall file either (i) a Report of Distributions Under Confirmed Chapter 11 as required by Local Bankruptcy Rule 3021-1(d), or (ii) a notice stating that no distribution had been made.

4.11. Plan Administrator

Daniel M. Stolz, Esq., who has served as counsel to the Debtors, shall act as Plan Administrator under the Plan and shall also serve as the Disbursing Agent. The Plan Administrator may employ or contract with other entities, without further order of this court, to assist in making distributions required under the Plan, or to pursue claims or other otherwise aid administration of the post-confirmation estate. The Plan Administrator will serve without bond, unless otherwise ordered by the Court. The Plan Administrator shall hold all reserves and accounts pursuant to the Plan.

4.12. Setoffs and Recoupment

The Debtors and the Plan Administrator, as the case may be, may, but shall not be required to, set off (pursuant to the provisions of sections 553 and 362 of the Code or other applicable law) against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any setoff or recoupment right they may have against the holder of such Claim.

4.13. Estimations of Claims

For purposes of calculating and making Distributions under the Plan, the Debtor or the Plan Administrator, as the case may be, shall be entitled to estimate, in good faith and with due regard to litigation risks associated with Disputed Claims, the maximum dollar amount of Allowed and Disputed Claims, inclusive of contingent and/or unliquidated Claims in a particular Class. The Debtor or the Disbursing Agent may at any time request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Code or otherwise regardless of whether the Debtor previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning such objection to any Claim, including without limitation, during the pendency of any appeal relating to any such objection. In the event that the Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed Amount of such Claim or a maximum limitation on the amount of such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor or the Plan

Administrator may pursue supplementary proceedings to object to the allowance of such Claim. All of the foregoing objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

4.14. No Recourse

Notwithstanding that the Allowed Amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Code and Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Plan Administrator, the Debtors, or any of their respective Professionals, consultants, partners or Affiliates or their respective successors or assigns, or any of their respective property. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Code. THE ESTIMATION OF CLAIMS AND ESTABLISHMENT OF RESERVES UNDER THE PLAN MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

4.15. Amendments to Claims

A Claim may be amended prior to the Confirmation Date only as agreed upon by the Proponent and the holder of such Claim, or as otherwise permitted by the Court, the Rules or applicable law. After the Confirmation Date, a Claim may not be amended without the authorization of the Court. Any amendment to a Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtor or the Plan Administrator, unless the Claim holder has obtained prior Court authorization for the filing of such amendment.

4.16. Post-petition Interest on Claims

Unless expressly provided in the Plan, the Confirmation Order, by order of the Court, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan, post-petition interest shall not accrue on or after the Petition Date on account of any Claim.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.01. Vesting of Assets.

Except as otherwise provided in the Plan, or any agreement, instrument, or other document incorporated in the Plan, on the effective date, all of the Debtors' assets shall immediately revest in the Debtors, subject to the provisions of the within Plan.

5.02. Sources of Funding for Plan Distributions.

Annexed to the Disclosure Statement filed herewith as Exhibit "A" is a Plan Funding Agreement between the Debtors and the Plan Funders. Said Plan Funding Agreement is incorporated into this Plan, as set forth verbatim herein. Pursuant to the Plan Funding Agreement, the Plan Funders have agreed to loan the Debtors up to $5.5 million on the terms set forth in the Plan Funding Agreement, which funds the Debtors believe will be sufficient to pay all administrative claims of the within Chapter 11 cases, other than the funding provided under the DIP Documents, to pay all priority claims and to pay Class 3 creditors a dividend equivalent to 20% of their claims. The Plan Funding Loans shall be repaid in the manner set forth in the Plan Funding Agreement. In addition, in exchange for the Plan Funding Loans, the Plan Funders will receive the Plan Funding Warrants.

The repayment of the Exit Funding, the subsequent distributions to Class 3 General Unsecured Creditors, and the $2 million distribution to Class 2 Noteholders shall be funded by the net recoveries on the Net Litigation Proceeds.

In addition to the foregoing, the Plan Administrator shall pursue Avoidance Actions and all other non-IP Litigation Claims and the net proceeds recovered from those actions shall be utilized to fund distributions to Class 2 and Class 3 creditors pursuant to the provisions of the within Plan.

5.03. Debtor and Estate Causes of Action.

The Plan Administrator shall pursue the Actions other that the IP Litigation Claims. The Plan Administrator shall be entitled to retain counsel and other professionals needed in connection with the pursuit of the Actions. The Net Litigation Proceeds shall be paid to Class 3 creditors and applied against the Second Class 3 Distribution. In the event net proceeds from the Actions are in excess of the amounts necessary to satisfy the Second Class 3 Distribution, the Net Litigation Proceeds will be split evenly between the reorganized Debtors and Class 3 creditors until Class 3 creditors are repaid 100% of their claims.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.01. Assumption or Rejection of Executory Contracts and Unexpired Leases.

A. Executory Contracts and Unexpired Leases

The Code grants the Debtor the power, subject to the approval of the Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Code.

Pursuant to sections 365(a) and 1123(b)(2) of the Code, all executory contracts and unexpired leases between the Debtor and any Person shall be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease (i) which previously has been assumed or rejected pursuant to an order of the Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been filed and served prior to Confirmation, or (iii) which is included on the Assumed Executory Contracts and Unexpired Leases Schedule (which may be filed as supplement to this Plan) not less than seven (7) days prior to the date of the Confirmation Hearing . Notwithstanding the foregoing, the Debtors and the Disbursing Agent, as the case may be, reserve the right to seek and obtain an extension of the time within which to assume or reject any unexpired lease or executory contract.

6.02. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Court and/or served upon the Debtors or Plan Administrator or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, and (ii) notice of entry of the Confirmation Order. Any Claim not filed within such time will be forever barred from assertion against the Debtor, Estate, the Disbursing Agent and Property of the Estate. Unless otherwise ordered by the Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan.

ARTICLE VII

MEANS FOR IMPLEMENTATION
AND EFFECT OF CONFIRMATION OF PLAN

7.01. General.

Upon confirmation of the Plan, and in accordance with the Confirmation Order, the Proponent or the Disbursing Agent, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan.

Distributions under the Plan shall be made in accordance with the Plan.

7.02. Effectiveness of Instruments and Agreements.

On the Effective Date, all documents described in and all other agreements entered into or documents issued pursuant to the Plan and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.

7.03. Distributions

Distributions shall be made by the Plan Administrator in accordance with the Plan.

7.04. Corporate Action.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the officers, directors, or shareholders of the Debtor under the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to the applicable general partnership and limited liability law, without any requirement of further action by the officers, directors, or shareholders of the Debtor.

On the Effective Date, the Reorganized Debtor shall be authorized to employ or retain professionals in due course and without any the need to obtain any further order from this court.

7.05. No Change of Control.

Any acceleration, vesting or similar change of control rights of any Person under employment, benefit or other arrangements with the Debtor that could otherwise be triggered by the entry of the Confirmation Order or the consummation of the Plan or any of the transactions contemplated thereby shall be deemed to be waived and of no force or effect

7.06. Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in this Case under sections 105 or 362 of the Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

7.07. Causes of Action.

As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Code, the Plan Administrator shall have the authority to commence and prosecute such Actions any and all Actions accruing to the Debtor and Debtor in Possession, including, without limitation, the Actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, for the benefit of the Estate. The Plan Administrator shall continue to prosecute, and may be substituted as the party in interest in, any Action pending on the Effective Date. ***Notwithstanding anything in the Plan to the contrary, and unless otherwise ordered by the Court, the Debtor preserves, and does not waive, any and all Actions, including, without limitation, Avoidance Actions against any Person who may have received transfers of interest in property of the Debtor or payments within 90-days prior to the Petition Date, including, without limitation, any recipient listed in response to Question 3 on the Debtor's Statements of Financial Affairs.***

7.08. Objections to Claims.

The Debtor or the Plan Administrator, as the case may be, shall pursue any objections to Claims.

7.09. Settlements.

After the Effective Date, the Debtor or the Plan Administrator, as the case may be, shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all Actions, without the approval of the Court. The Plan Administrator shall provide the Plan Funders with 14 days advance notice of a proposed settlement, resolution, discontinuance, abandonment or proposed dismissal of an Action, during which period of time the Plan Funders shall have the right to apply to the Court to prevent such settlement, resolution, discontinuance, abandonment or proposed dismissal of an Action from being consummated. To the extent necessary, the Plan Administrator reserves the right to seek Court approval of any settlement, resolution, discontinuance, abandonment or proposed dismissal of an Action.

7.10. Creation of Segregated Accounts.

On the Effective Date, the Debtors or the reorganized Debtors, as applicable, shall designate one or more interest bearing accounts to be funded with the proceeds of the Actions and the IP Litigation Claims (the "Segregated Accounts"). The Debtors or reorganized Debtors, as applicable, shall take all necessary actions, including execution of a deposit account control agreement, to give the Plan Administrator authority to make payments from the Segregated Accounts. The reorganized Debtors shall direct all proceeds from or on account of the Actions and IP Litigation

Claims to be paid directly into the Segregated Accounts. The Plan Administrator shall make payments as set forth in this Plan of Reorganization from the funds available in the Segregated Accounts until the Plan Funders, Class 2 Claim Holders, and Class 3 Claim Holders are paid in full. Until all such Claims are paid in full, the Segregated Accounts shall be for the sole benefit of the Plan Funders, Class 2 Claim Holders, and Class 3 Claim Holders.

7.11. Injunction Against Interference with the Plan.

Upon the entry of a Confirmation Order with respect to the Plan, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, partners, members or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except with respect to actions any such entity may take in connection with the pursuit of appellate rights.

7.12 Securities Laws Exemptions.

Pursuant to Section 1145 of the Code, the issuance under the Plan of Common Stock of SITO Mobile, Ltd. to Class 2 Creditors, in partial satisfaction of the Allowed Amount of Class 2 Claims, shall be exempt from registration under the Securities Act. Pursuant to Section 4(2) of the Securities Act, the issuance of the Plan Funding Warrants shall also be exempt.

ARTICLE VIII

CONFIRMATION AND EFFECTIVENESS OF THE PLAN

8.01. Conditions Precedent to Confirmation.

The Plan shall not be confirmed by the Court unless and until the following conditions shall have been satisfied or waived pursuant to the Plan:

(i) The Plan Funding Agreement shall have been executed by all Parties and the Plan Funder shall have represented to the Court that the Exit Funding is available on the Effective Date of the Plan; and

(ii) The Confirmation Order shall be in form and substance reasonably acceptable to the Proponent and shall include, among other things, a finding of fact that the Debtor and its officers, directors, shareholders, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Code and are, therefore, not liable for the violation of any applicable law, rule or regulation governing such actions; and

(iii) the Clerk of the Court shall have entered the Confirmation Order on the Docket.

8.02. Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until the Confirmation Order shall have been entered and shall be a Final Order (with no modification or amendment thereof), and there shall be no stay or injunction that would prevent the occurrence of the Effective Date.

8.03. Effect of Failure of Conditions.

If each condition to the Effective Date specified in the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then upon the filing of a motion by the Debtor made before the time that all conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Code and the assumptions or rejections of executory contracts and unexpired leases as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Action by, or Claims against, the Debtor, or (2) prejudice in any manner the rights of the Debtor, and any Creditor or party in interest.

8.04. Waiver of Conditions.

The Proponent may waive, with the consent of the Creditors' Committee, the Plan Funder, and the U.S. Trustee, in writing one or more of the conditions precedent to confirmation of the Plan, or the condition precedent to effectiveness of the Plan, without further notice to parties in interest or the Court without a prior hearing.

8.05 SEC.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan and/or the Confirmation Order, no provision of this Plan or the Confirmation Order shall (i) preclude the United States Securities and Exchange Commission ("SEC") from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any nondebtor person or nondebtor entity in any forum.

ARTICLE IX

RETENTION OF JURISDICTION

The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Code and for, among other things, the following purposes:

(a) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance or disallowance of Claims resulting therefrom;

(b) to determine any and all adversary proceedings, motions, applications and contested matters, and other litigated matters pending on the Confirmation Date;

(c) to hear and determine all Actions, including, without limitation, Actions commenced by the Debtors, Disbursing Agent, or any other party in interest with standing to do so, pursuant to sections 505, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553 of the Code, collection matters related thereto, and settlements thereof;

(d) to hear and determine any objections to or the allowance, classification, priority, compromise, estimation or payments of any Administrative Claims, Claims or Interests;

(e) to ensure that Distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(f) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Code;

(h) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan, or any order of the Court, including, without limitation, the Confirmation Order;

(i) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Code;

(j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

(k) to recover all Assets of the Debtor and Property of the Estate, wherever located;

(l) to determine any Claim of or any liability to a governmental unit that may be asserted as a result of the transactions contemplated herein;

(m) to enforce the Plan, the Confirmation Order and any other order, judgment, injunction or ruling entered or made in the Case, including, without limitation, the discharge, injunction, exculpation and releases provided for in the Plan;

(n) to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(o) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Code (including, but not limited to, an expedited determination under section 505(b) of the Code of the tax liability of the Debtor for all taxable periods through the Effective Date for all taxable periods of the Debtor through the liquidation and dissolution of such entity);

(p) to hear any other matter not inconsistent with the Code; and

(q) to enter a final decree closing the Case; provided however, that nothing in the Plan shall divest or deprive any other court or agency of any jurisdiction it may have over the Debtor under applicable environmental laws.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01. Effectuating Documents and Further Transactions.

The Debtor or the Disbursing Agent, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan and any notes or other interests issued pursuant to the Plan.

10.02. Exemption from Transfer Taxes.

From and after the Confirmation Date, and pursuant to section 1146(a) of the Code, the issuance, transfer or exchange of notes or other interests under the Plan, including creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

10.03. Authorization to Request Prompt Tax Determinations.

The Debtor or the Disbursing Agent, as the case may be, is authorized to request an expedited determination under section 505(b) of the Code of the tax liability of the Debtor, for all taxable periods through the Effective Date.

10.04. Releases.

In consideration for the Plan Funders providing the Plan Funding Proceeds, the Plan Funders and any of their successors or assigns, directly and indirectly, individually and collectively, shall be deemed released under the Plan from any and all claims, obligations, rights, suits, damages, Causes of Action (including but not limited to Avoidance Actions), remedies, and liabilities whatsoever (other than for gross negligence, willful misconduct, intentional fraud, or criminal conduct), including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, that the Debtors or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their affiliates, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Plan Funder, the restructuring of Claims and Equity Interests before or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, any DIP Facility, the DIP Orders or the Plan Funding Agreement, or related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence relating to the Debtors taking place on or before the Effective Date; *provided*, *however*, that this Section 10.04 shall not operate as a waiver or release from any claims or Causes of Action arising out of the gross negligence, willful misconduct, intentional fraud, or criminal liability of any person.

10.05. Exculpation.

Subject to the occurrence of the Effective Date, neither the Debtors, the Plan Funders, the Creditors' Committee, nor any of their current respective officers, directors, agents, financial advisors, attorneys, employees, holders of Interests, members, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Case, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, however, that the foregoing shall not operate as a waiver or release for (i) any express contractual obligation owing by any such Person, and (ii) willful misconduct or gross negligence, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated

Parties with respect to, their respective obligations or covenants arising pursuant to the Plan; provided further that the foregoing shall not operate as a waiver or release of Claims by governmental entities arising under environmental laws; or of any claim concerning (a) violation of any fiduciary duty by any Exculpated Party, or (b) diversion or receipt of any trust monies or trust assets, or (c) any preferential transfer, fraudulent transfer, or any other act comprising fraud, whether actual or constructive, or for the receipt of any proceeds of any fraudulent conduct.

10.06. Injunction Relating to Exculpation.

The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution against the Exculpated Parties, the Plan Administrator and any other Person, whether derivatively or otherwise, of any Action or causes of action exculpated, released or discharged pursuant to this Plan against the Exculpated Parties.

10.07. Payment of Statutory Fees.

The Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6). After confirmation, the Debtor or the Disbursing Agent shall file with the Court and serve on the United States Trustee a quarterly financial report regarding all income and disbursements, including all plan payments, for each period (or portion thereof) the Case remains open.

10.08. Amendment or Modification of Plan.

Alterations, amendments or modifications of the Plan may be proposed in writing by the Proponent at any time prior to the Confirmation Date in conformity with section 1127(a) of the Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122, 1123 and 1129 of the Code, and the Proponent shall have complied with section 1125 of the Code. The Plan may be altered, amended or modified by the Proponent at any time after the Confirmation Date in conformity with section 1127(b) of the Code, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Code and the Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, the Proponent may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Court.

10.09. Severability.

In the event that the Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidability or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

10.10. Revocation or Withdrawal of the Plan.

The Proponent reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Proponent revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Actions by or against the Debtor or any other Person, an admission against interests of the Debtor, nor shall it prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

10.11. Binding Effect Notices.

The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Interests, and their respective successors and assigns.

10.12. Notices.

All notices, requests and demands to or upon the Proponent or the Liquidating Trustee to be effective shall be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtor:

SITO Mobile Solutions, Inc.
SITO Mobile, Ltd.
SITO Mobile R&D IP, LLC
c/o Thomas Candelaria
tom.candelaria@sitomobile.com

with a copy to:

Genova Burns LLC

Attention: Daniel M. Stolz, Esq.
110 Allen Road
Basking Ridge, New Jersey 07920
Tel: (973) 467-2700
dstolz@genovaburns.com

If to the Creditors' Committee:

Amir Gamliel, Esq.
PERKINS COIE LLP
1888 Century Park East, Suite 1700
Los Angeles, CA 90067-1721
Tel: (310) 788-9900
AGamliel@perkinscoie.com

Gary F. Eisenberg, Esq.
PERKINS COIE LLP
1155 Avenue of the Americas 22nd Floor
New York, NY 10036-2711
Tel: (212) 262-6900
GEisenberg@perkinscoie.com

Kathleen Allare, Esq.
PERKINS COIE LLP
131 S. Dearborn Street, Suite 1700
Chicago, IL 60603-5559
Tel: (312) 324-8400
KAllare@perkinscoie.com

If to the Plan Funder:

Catherine E. Youngman, Esq.
Fox Rothschild LLP
49 Market St.
Morristown, NJ 07960-5122
Tel: (973) 992-4800
cyoungman@foxrothschild.com

Michael R. Herz, Esq.
Fox Rothschild LLP
49 Market St.
Morristown, NJ 07960-5122
Tel: (973) 548-3330
mherz@foxrothschild.com

10.13. Governing Law.

Except to the extent the Code, Rules or other federal law is applicable, or to the extent the Plan or any agreement entered into pursuant to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law of such jurisdiction.

10.14. Withholding and Reporting Requirements.

In connection with the consummation of the Plan, the Debtor or the Liquidating Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

10.15. Section 1125(e) of the Code.

As of the Confirmation Date, the Proponent shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Code. As of the Confirmation Date, the Debtor and their respective managing partners, partners, members, managers, managing members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, Affiliates and representatives shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Code in the offer and issuance of the new securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or other offer under the Plan.

10.16. Filing of Additional Documents.

On or before Substantial Consummation of the Plan, the Proponent shall file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

10.17. No Admissions.

Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth in the Plan or herein.

10.18. Waiver of Bankruptcy Rule 3020(e) and 7062.

The Proponent may request that the Confirmation Order include (a) a finding that Rules 3020(e) and 7062 shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

10.19. Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Court, the provisions of Rule 9006 shall apply.

10.20. Substantive Consolidation.

For the purpose of the within Plan, and only for the purpose of the within Plan, the above captioned Debtors shall be deemed substantively consolidated, so that, for purposes of the Plan and any distributions to be made thereunder, the assets of and liabilities of the Debtors shall be deemed consolidated and combined for Plan purposes. For all purposes outside of the Plan, the Debtors shall be deemed separate entities, as if no consolidation had occurred.

10.21. Substantial Consummation.

The Plan shall be deemed to be Substantially Consummated in accordance with sections 1101 and 1127(b) of the Code.

10.22. Post-Confirmation Conversion/Dismissal.

A creditor or party in interest may bring a motion to convert or dismiss the Case under section 1112(b)(7) of the Code after entry of the Confirmation Order if there is a default in performing the conditions to effectiveness of the Plan. If the Court orders the Case converted to Chapter 7 after the entry of the Confirmation Order, this Plan provides that property of the Debtor's Estate that have not been disbursed pursuant to the provisions herein will revest in the Chapter 7 estate and that the automatic stay will be reimposed upon the revested property to the extent that

relief from the stay was not previously authorized by the Court during the pendency of the Case. The Confirmation Order may also be revoked under certain limited circumstances. The Court may revoke the Confirmation Order if and only if such order was procured by fraud and if a party in interest brings a motion to revoke such Confirmation Order within 180 days after the entry of the Confirmation Order.

10.23. Final Decree.

The Debtor or the Disbursing Agent may file a motion with the Court to obtain a final decree to close the Case.

10.24. Inconsistency.

In the event of any inconsistency between the Plan and the Disclosure Statement, any Exhibit to the Plan or the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall govern.

10.25. No Interest or Attorneys' Fees.

Except as otherwise provided under the Plan, or as ordered by the Court, no interest, penalty or other charge, including any late charge, arising from and after the Filing Date, an no award or reimbursement of any attorneys' fees or other related cost or disbursement, shall be allowed on, or in connection with, any Claim, unless otherwise provided under the Plan or awarded by the Court.

10.26. Successors and Assigns.

This Plan and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.27. Headings.

The headings of articles, paragraphs and sub-paragraphs in this Plan are inserted for convenience only and shall not affect the interpretation of any provision of this Plan.

10.28. No Penalty for Prepayment.

The Plan Administrator shall at any time be permitted to prepay, in whole or in part, any claim treated under this Plan. Neither the Debtor nor the Disbursing Agent shall be liable for payment of any sum or interest in the form of a penalty relating to the partial or full prepayment of any claim treated under this Plan, as permitted herein.

10.29. Savings Clause.

Any minor defect or inconsistency in the Plan may be corrected or amended by the Confirmation Order.

10.30. Remedy of Defects.

After the Effective Date, the Debtor or the Disbursing Agent may, with approval of the Court, and so long as it does not materially and adversely affect the interests of Creditors, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes and effect of the Plan.

ARTICLE XI

CONCLUSION

The aforesaid provisions shall constitute the Plan of the Debtors. This Plan, when approved and confirmed by the Court, shall be deemed binding on the Proponents, holders of Claims and Interests, the Plan Administrator, and all parties in interest and their successors and assigns in accordance with section 1141 of the Code.

SITO MOBILE SOLUTIONS, INC.
SITO MOBILE, LTD.
SITO MOBILE R&D IP, LLC
Debtors-in-Possession and Plan Proponent

By: */s/ Thomas Candelaria* .
Thomas Candelaria, CEO

PLAN FUNDING AGREEMENT

$5,500,000 September 9, 2021

This **PLAN FUNDING AGREEMENT and PROMISSORY NOTE** (this "Note"), dated as of September 9, 2021, is by and between **GAVIN SCOTTI** and **STEPHEN BAKSA** (the "Plan Funders") and **SITO MOBILE LTD, DEBTOR IN POSSESSION, SITO MOBILE R&D IP, LLC, DEBTOR IN POSSESSION and SITO MOBILE SOLUTIONS, INC., DEBTOR IN POSSESSION** (each referred to as a Borrower and jointly as "Borrowers").

W I T N E S S E T H:

WHEREAS, each of the Borrowers has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), jointly administered under case no. 20-21436 (all jointly administered cases, the "Case") and each Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, the Borrowers have filed a joint plan of reorganization with the Bankruptcy Court (the "Plan") [Doc 263] (and as later amended), the terms of which are incorporated herein by reference, pursuant to which the Plan Funders shall be entitled to certain distributions of cash and warrants to purchase common stock, in each case, in accordance with the terms and provisions of the Plan;

WHEREAS, Borrowers have requested Lenders make a post-petition loan and advance to Borrowers for the purpose of funding the Plan, and Plan Funders are willing to do so, subject to the Plan and the terms and conditions contained herein;

WHEREAS, the Plan Funders have agreed to make this loan under the specific terms outlined below and for consideration of repayment terms from the IP Litigation Claims[1] as detailed in the Plan. The IP Litigation Proceeds shall be utilized to pay off this Note and shall be applied as laid out in the Plan and as detailed below in SECTION 2, the Litigation Waterfall Provision.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan Funders and the Borrowers mutually covenant, warrant and agree as follows:

SECTION 1. FUNDING

1.1 Exit Funding. The Plan Funders shall deliver to the Borrowers the exit funding of $5,500,000 (the "Exit Funding") on the effective date of the Plan (the "Plan Effective Date").

[1] All capitalized terms not defined herein shall have the meaning attributed them in the Plan.

1.2 Application of Plan Funding Proceeds. Upon the Plan Effective Date, the following events will happen:

(a) the Borrowers shall promptly deliver the Exit Funding to the Plan Administrator and

(b) the Plan Administrator will distribute the Exit Funding as follows in accordance with the terms of the Plan:

(i) all Court-ordered Administrative Claims shall be paid in full;

(ii) all Priority Claims shall be paid in full;

(iii) all Class 3 Allowed Claims shall be paid at 20% of the Allowed Claim amount;

(iv) $500,000 shall be escrowed for Disputed Interests (the "Disputed Claims Reserve") (and as defined in Section 4.08 of the Plan); and

(v) the remaining Exit Funding will be used as a reserve for operating expenses and fees to the Plan Administrator.

1.3 DIP Facility. Upon the Plan Effective Date and transfer of the Exit Funding to the Plan Administrator, any and all outstanding obligations due under the DIP Facility shall be converted to common stock at $0.18 per share.

SECTION 2. REPAYMENT; WARRANTS

2.1 Repayment. From and after the Effective Date, the Plan Administrator shall make distributions within ten (10) business days of the receipt of any IP Distributable Proceeds from funds available in the Segregated Accounts (as defined by the Plan) funded by the IP Litigation Distributable Proceeds to the Plan Funders:

(a) until the Plan Funders have been repaid the Exit Funding at the following interest rates in each instance, at each moment accruing on the amount of Exit Funding then outstanding:

- During the first year following the Effective Date, the Plan Funders will receive 150% of the then outstanding amount of the Exit Funding;
- During the second year following the Effective Date, the Plan Funders will receive 200% of the then outstanding amount of the Exit Funding;
- During the third year following the Effective Date, the Plan Funders will receive 300% of the then outstanding amount of the Exit Funding; and
- To the extent that any Exit Funding remains outstanding

during the fourth anniversary of the Effective Date, such amounts shall be converted to Common Stock of SITO Mobile, Ltd. on a pro rata basis, at a price of $0.18 per share.

(b) Following each distribution, Plan Funders shall apply the distribution *first*, to the Exit Funding, and *second*, to the accrued and unpaid interest. All accrued and unpaid interest on the outstanding amount of the Exit Funding (i) shall be payable on the date on which the Exit Funding has been paid in full, or (ii) to the extent Exit Funding remains outstanding during the fourth anniversary of the Effective Date, shall be converted to Common Stock of SITO Mobile, Ltd. on a pro rata basis, at a price of $0.18 per share.

(c) For the avoidance of doubt, the Plan Funders shall have no right to receive or to seek repayment of the Exit Funding from any source or assets of the Borrowers except for from the IP Litigation Distributable Proceeds.

(d) The Disputed Claims Reserve shall be repaid after the Disputed Interests are resolved, or the underlying claims Allowed. The Disputed Claims Reserve shall accrue interest at a rate of 6% per annum. The Disputed Claims Reserve can be repaid at any time from the IP Litigation Distributable Proceeds as long as the Disputed Claims Reserve is sufficient to cover the amount of the Disputed Interests.

2.2 Warrants. Upon the Effective Date and transfer of the Exit Funding to the Plan Administrator, SITO Mobile, Ltd. ("SITO Mobile"), shall issue to each Plan Funder a warrant to purchase shares of SITO Mobile's common stock, at a ratio of three (3) shares of common stock per one dollar ($1.00) of Exit Funding provided by each Plan Funder, upon the terms and conditions set forth in the Form of Warrant annexed hereto as **Exhibit A**.

(a) After the Exit Funding has been as paid per above, the Class 3 Allowed Claims will be paid an additional 40% of their allowed amount.

(b) The Noteholders will then be paid $2,539,243, representing half of the Note Value. The Noteholders will also be issued common stock of the reorganized debtor at a valuation of $0.18 per share for the remaining balance of their notes ($2,416,408).

SECTION 3. ADDITIONAL TERMS, WARRANTIES AND COVENANTS

3.1 Joint and Several Liability. The Borrowers shall be jointly and severally liable for the full payment of all amounts due under this Note.

3.2 Late Fees. If the IP Litigation Distributable Proceeds are not paid in full within ten (10) business days of the receipt of any portion of the IP Litigation Distributable Proceeds received by the Plan Administrator, without limiting any right or remedy under this Note, the Plan Funders may charge a late fee equal to five percent (5%) of the amount of IP Litigation Distributable Proceeds available for distribution.

3.3 Representations and Warranties. Each Borrower hereby represents, warrants and covenants to the Plan Funders the following, the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing requirement until the Exit Funding is paid in full:

(a) Confirmation Order: The Confirmation Order has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by the Plan Funders) and is not subject to any pending appeal or stay.

(b) Use of Proceeds. The Exit Funding shall be used in accordance with the terms and provisions of the Plan and hereunder.

(c) Indebtedness. Borrower will not, and will not permit any subsidiary, after the date hereof, to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any new indebtedness, without in each case the prior written consent of the Plan Funders (and no such consent shall be implied, from any other action, inaction or acquiescence by the Plan Funders), which consent shall not be unreasonably withheld, conditioned, or delayed.

(d) Payments on Indebtedness. Borrower will not, and will not permit any subsidiary, after the date hereof, to make any payment on account of, or optionally prepay, redeem, defease, purchase, or otherwise acquire, any indebtedness, without in each case the prior written consent of the Plan Funders (and no such consent shall be implied, from any other action, inaction or acquiescence by the Plan Funders),), which consent shall not be unreasonably withheld, conditioned, or delayed, except to the extent specifically set forth in the Confirmation Order.

(e) Dividends and Redemptions. Except to the extent specifically set forth in the Confirmation Order, Borrower will not, and will not permit any subsidiary, after the date hereof, to make any dividend, distribution or redemption, without in each case the prior written consent of the Plan Funders (and no such consent shall be implied, from any other action, inaction or acquiescence by the Plan Funders), which consent shall not be unreasonably withheld, conditioned, or delayed.

(f) Loans and Investments. Except to the extent specifically set forth in the Confirmation Order, Borrower will not, and will not permit any subsidiary, after the date hereof, to, directly or indirectly, make any loan or make or acquire any investment or incur any liabilities (including contingent obligations) for or in connection with any investment, without in each case the prior written consent of the Plan Funders (and no such consent shall be implied, from any other action, inaction or acquiescence by Lender), which consent shall not be unreasonably withheld, conditioned, or delayed.

3.4 **Releases.** In consideration for the Plan Funders providing the Plan Funding Proceeds, the Plan Funders and any of their successors or assigns, directly and indirectly, individually and collectively, shall be deemed released under the Plan from any and all claims, obligations, rights, suits, damages, Causes of Action (including but not limited to Avoidance

Actions), remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, that the Debtors or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their affiliates, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Plan Funder, the restructuring of Claims and Equity Interests before or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, any DIP Facility, the DIP Orders or the Plan Funding Agreement, or related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence relating to the Debtors taking place on or before the Plan Effective Date. For the avoidance of doubt, the Plan shall contain provisions incorporating the foregoing releases contained in this Section 3.4.

3.5 Binding Effect of Documents. Each Borrower hereby acknowledges, confirms and agrees that: (a) this Note was duly executed and delivered to the Plan Funders by Borrower and is in full force and effect as of the date hereof and Borrower has no valid defense, offset or counterclaim to the waiver.

3.6 New Jersey Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Borrowers hereby consent to personal jurisdiction in the State of New Jersey with respect to any and all matters arising under or relating to this Note.

3.7 Partial Invalidity. If any term or provision of this Note is at any time held to be invalid by any court of competent jurisdiction, the remaining terms and provisions of this Note shall not be affected and shall remain in full force and effect.

3.8 Waivers. Borrowers hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Note. EACH BORROWER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. By accepting this Note, the Plan Funders also waive their right to request a trial by jury.

3.9 Successors and Assigns. This Note shall be binding on each Borrower and its successors and assigns, and shall inure to the benefit of Plan Funders and their successors and assigns. The Borrowers shall not assign this Note without the prior written consent of the Plan Funders. The term "Plan Funders" in this Note shall refer to the Plan Funders or to any other future holder of this Note.

10. Electronic Copy; Counterparts. A signed copy of this Note delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note and may be delivered in counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, each Borrower has caused this Plan Funding Agreement and Promissory Note to be duly executed on the date first written above.

WITNESS:	**SITO MOBILE LTD,** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Operating Officer
WITNESS:	**SITO MOBILE R&D IP, LLC,** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Operating Officer
WITNESS:	**SITO MOBILE SOLUTIONS, INC.** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Operating Officer

IN WITNESS WHEREOF, each Plan Funder has caused this Plan Funding Agreement and Promissory Note to be duly executed on the date first written above.

WITNESS:	**GAVIN SCOTTI**
______________________________	______________________________
WITNESS:	**STEPHEN BAKSA**
______________________________	______________________________

IN WITNESS WHEREOF, each Borrower has caused this Plan Funding Agreement and Promissory Note to be duly executed on the date first written above.

WITNESS:	**SITO MOBILE LTD,** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Executive Officer
WITNESS:	**SITO MOBILE R&D IP, LLC,** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Executive Officer
WITNESS:	**SITO MOBILE SOLUTIONS, INC.** **DEBTOR IN POSSESSION**
______________________________	By: ______________________ Name: THOMAS CANDELARIA Title: Chief Executive Officer

IN WITNESS WHEREOF, each Plan Funder has caused this Plan Funding Agreement and Promissory Note to be duly executed on the date first written above.

WITNESS: **GAVIN SCOTTI**

_______________________ _______________________

WITNESS: **STEPHEN BAKSA**

_______________________ _______________________

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153723398.5

By:

Name: THOMAS CANDELARIA
Title: Chief Operating Officer

WITNESS:

SITO MOBILE SOLUTIONS, INC.
DEBTOR IN POSSESSION

By:

Name: THOMAS CANDELARIA
Title: Chief Operating Officer

122633252.1
122716574
153723398.2
153723398.5

IN WITNESS WHEREOF, each Plan Funder has caused this Plan Funding Agreement and Promissory Note to be duly executed on the date first written above.

WITNESS:

GAVIN SCOTTI

9/10/21

WITNESS:

STEPHEN BAKSA

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